OFFICE OF STAN STANART
COUNTY CLERK, HARRIS COUNTY, TEXAS

B541038
03/21/2014 CHIMNEYROCK
$15.00 ASSUM NTRY

This is to acknowledge receipt of certificate of operation under Assumed Name which was filed in my office for EVERYBODY'S PHONE COMPANY, under the file number as shown on the cash register validation above, and indexed in the Assumed Name Records as prescribed by law.

The certificate shows

EVERYBODY'S PHONE COMPANY

to be the owner(s) of said business.

The period (not to exceed 10 years) during which the assumed name will be used is shown as 10

March 21, 2014 Through March 21, 2024.

Whenever there is a change of ownership, a withdrawal certificate shall be executed and duly acknowledged by the person or persons so withdrawing from or disposing of their interest in said business. Until such certificate has been filed, they shall remain liable for all debts incurred in the operation of said business.

STAN STANART,
County Clerk, Harris County

Hector S. Mancilla Deputy

P.O. Box 1525 ● Houston, TX 77251-1525 ● 713-755-6411
www.cclerk.hctx.net

Form No. D-02-02 (Rev. 01/01/2011)